Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NET ELEMENT INTERNATIONAL, INC.

Net Element International, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 2012 (the "Original Certificate").

2.           The Corporation amended and restated the Original Certificate by filing the Corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 2, 2012 (the "Amended Certificate").

3.           This Certificate of Amendment amends the provisions of the Amended Certificate.

4.           Article I of the Amended Certificate is hereby amended and restated in its entirety to be and read as follows:

"ARTICLE I:           The name of the Corporation is Net Element, Inc."

5.           This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.           All other provisions of the Amended Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 5th day of December, 2013.

NET ELEMENT INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	CEO